UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 2)

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

December 9, 2019

Ando Holdings Ltd.

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-37834	47-4933278
(State of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

Room 1107, 11/F, Lippo Sun Plaza, 28 Canton Road Tsim Sha Tsui, Kowloon, Hong Kong 00000
(Address of principal executive offices)

(852) 2351 9122

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 9 and December 16, 2019, Ando Holdings Limited (the “Company”) entered into two loan agreements with Ando Credit Limited (the “Borrower”) amounted $738,000 and $250,000 (the “Loan Amount”) respectively, with interest rate 12% per annum. The Company would receive monthly interest income from the Borrower, payable on 5th calendar day of each month. The Loan Amount will be exclusively used for mortgage business of the Borrower. The Borrower is not allowed to apply the Loan for any other uses, failing which, it will be regarded as an Event of Default. The Loan Amount will not be due unless there is any event of default occurrence. The Company will be in default if the Promissory Note holders ask for repayment and Ando Credit Limited does not pay back the Loan Amount to the Company. The Loan Amount will be renewed on a monthly basis unless the Company requests the repayment of Loan Amount by submitting a formal notice to the Borrower.

The Borrower is a limited liability company incorporated in Hong Kong, which engages in money lending business with a money lender licence issued by Hong Kong regulatory body.

Unless specifically defined herein, the capitalized terms shall have the meanings as defined in the respective documents attached herein. The forgoing terms are qualified in their entirety by the loan agreements attached herein as Exhibits 10.1 and 10.2, respectively.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibits

10.1	Loan Agreement between Ando Holdings Limited and Ando Credit Limited dated December 9, 2019(1)

10.2	Loan Agreement between Ando Holdings Limited and Ando Credit Limited dated December 16, 2019(1)

(1)  Filed as an exhibit to the original report, submitted to the SEC on December 23, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 23, 2020

Ando Holdings Ltd

By:	/s/ Lam Chi Kwong Leo
Name:	Lam Chi Kwong Leo
Title:	Chief Executive Officer, President, Chairman and Director